SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              Chase Corporation
         (Exact name of registrant as specified in its charter)


     Massachusetts                                 11-1797126
(State of incorporation                      (I.R.S.Employer
 or organization)                            Identification No.)


50 Braintree Hill Park, Braintree, Massachusetts          02184
     (Address of principal executive offices)       (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                Name of each Exchange on which
to be so registered                each class is to be registered

Common Stock, $0.10 par value             American Stock Exchange
                                          Boston Stock Exchange

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.

    Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                            (Title of Class)

                        Manually Signed Original
                            Page 1 of 4 pages
                     Exhibit Index appears on page 3

Item 1.   Description of Registrant's Securities to be Registered.

          Common Stock
     The Company's authorized common stock consists of 10,000,000 shares of Common Stock, $.10 par value per share. The Company intends to list its Common Stock on the American Stock Exchange effective as of November 8, 1995. The Company's Common Stock is currently listed on the Boston Stock Exchange and will continue to be so listed in the future.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, stockholders casting a plurality of the votes cast by the stockholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of preferred stock that may be issued in the future. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of preferred stock that may be issued in the future.
Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

     As of October 19, 1995, there were 4,459,848 shares of Common Stock outstanding, held of record by 960 stockholders.

Preferred Stock
     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 100,000 shares of preferred stock, $1.00 par value, in one or more series. No shares of preferred stock are outstanding and the directors have no proposals or plans to issue any preferred stock. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The rights of the holders of Common Stock would be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while conceivably providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company is not considering any proposal to issue preferred stock.

Item 2.  Exhibits.


1.1 The Company's annual report on Form 10-K for the year ended August 31, 1994, filed with the Commission on November 24, 1995.

2.1 The Company's quarterly report on Form 10-Q for the quarter ended November 30, 1994, filed with the Commission on January 10, 1995.
2.2
          The Company's quarterly report on Form 10-Q for the quarter ended February 28, 1995, filed with the Commission on April 7, 1995.

2.3 The Company's quarterly report on Form 10-Q for the quarter ended May 30, 1995, filed with the Commission on July 13, 1995, as amended by Amendment No. 1 thereto on Form 10-Q/A, filed with the Commission on August 9, 1995.

2.4 The Company's Current Report on Form 8-K, dated July 18, 1995, as filed with the Commission on August 31, 1995.

3.1 The Company's definitive proxy statement, dated December 20, 1994, as filed with the Commission on December 22, 1994.

4.1       Articles of Organization of the Company.  Filed as
          Exhibit 3 to Chase's Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

4.2       By-laws of the Company.  Filed as Exhibit 3 to Chase's
          Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

4.3       Amendment to By-laws of the Company.  Filed as Exhibit
          3.3 to Chase's Annual Report on Form 10-K for the year ended August 31, 1990, and incorporated herein by reference.

5.1       The Company's specimen common stock certificate.

6.1 The Company's 1994 Annual Report as submitted to Chase's stockholders, and sent to the Commission on December 22, 1994.

                                SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.





                                   Chase Corporation


Date  October 26, 1995             By
                                        Peter R. Chase
                                        President